Exhibit 3.1



                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                ALYN CORPORATION



It is hereby certified that:

         1. The present name of the corporation (hereinafter called the "Corporation") is ALYN CORPORATION. The Certificate of Incorporation of the Corporation was originally filed under the name AC Acquisition Corp. with the Secretary of State of the State of Delaware on April 9, 1996. The Corporation filed a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware on April 30, 1996. The Corporation file a Certificate of Merger with the Secretary of State of the State of Delaware on May 2, 1996.

         2. This Restated Certificate of Incorporation has been duly adopted by the Stockholders and Directors of the Corporation, in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware. Stockholder written consent has been obtained and Stockholder written notice has been given as required by
         Section 228 of the General Corporation Law of the State of Delaware.

         3. The Certificate of Incorporation of the
         Corporation, as corrected, is hereby amended and restated so as to read in its entirety as follows:

         FIRST:  The name of the corporation is ALYN CORPORATION
(hereinafter called the "Corporation").

         SECOND: The registered office of the Corporation is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

         FOURTH:

         Section 1. Authorization.

          (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is Twenty-

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five Million (25,000,000) shares, consisting of (i) Twenty Million (20,000,000)
shares of common stock, $.001 par value per share (the "Common Stock"), and
(ii) Five Million (5,000,000) shares of designated preferred stock, $.01 par value per share (the "Preferred Stock").

          (b) The Preferred Stock may be issued in any number of series, including, without limitation, Preferred Stock, and any other series designated by the Board of Directors pursuant to this ARTICLE FOURTH and ARTICLE SIXTH.

          FIFTH:

          Section 1. Common Stock; Identical Rights. Except as expressly provided otherwise in this ARTICLE FIFTH or as required by law, all shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

          Section 2. Dividends. Subject to any preferential or other rights of the holders of any outstanding shares of Preferred Stock, the Board of Directors of the Corporation may cause dividends to be declared and paid on outstanding shares of Common Stock out of funds legally available for the payment of dividends. When, as and if such dividends are declared by the Corporation's Board of Directors, whether payable in cash, property, or securities of the Corporation, the holders of Common Stock shall be entitled to share equally therein, in accordance with the number of shares of Common Stock held by each such holder.

          Section 3. Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment to all creditors of the Corporation of the full amounts to which they shall be entitled and subject to any preferential or other rights of the holders of any outstanding shares of Preferred Stock, the holders of all classes of Common Stock shall be entitled to share ratably, in accordance with the number of shares of Common Stock held by each such holder, in all remaining assets of the Corporation available for distribution among the stockholders of the Corporation, whether such assets are capital, surplus or earnings.

          For the purposes of this Section 3, neither the consolidation or merger of the Corporation with or into any other corporation or corporations, nor the sale, lease, exchange or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation.

          Section 4. Voting Rights. Except as otherwise required by law, and subject to the voting rights of the holders of any outstanding shares of Preferred Stock, the approval of all

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matters brought before the stockholders of the Corporation shall require the affirmative vote of the holders of a majority in voting power of the shares of Common Stock that are present in person or represented by proxy voting as a single class.


          SIXTH: PREFERRED STOCK

          Designation of Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to provide for, designate and issue, out of the 5,000,000 authorized but undesignated and unissued shares of Preferred Stock, one or more series of Preferred Stock, subject to the terms and conditions set forth herein. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares of any such series:

          (a) the designation of such series, the number of shares to constitute such series and the stated value thereof, if different from the par value thereof;

          (b) whether the shares of such series shall have voting rights or powers, in addition to any voting rights required by law, and, if so, the terms of such voting rights or powers, which may be full or limited;

          (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock or any other class or any other series of this class;

          (d) whether the shares of such series shall be subject to redemption by the Corporation and, if so, the times, prices and other conditions of such redemption;

          (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

          (f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

          (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of capital stock of

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any other class or any other series of this class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and condition or exchange;

          (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of capital stock of any other class or any other series of this class;

          (i) the conditions or restrictions, if any, to be effective while any shares of such series are outstanding upon the creation of indebtedness of the Corporation upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

          (j) any other powers, designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof.

          The powers, designations, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The Board of Directors is hereby expressly authorized from time to time to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares thereof then outstanding) the number of shares of capital stock of any series of Preferred Stock designated as any one or more series of Preferred Stock pursuant to this ARTICLE SIXTH.

          SEVENTH: The election of directors need not be by written ballot unless the By-laws so provide.

          EIGHTH: The Board of Directors of the Corporation, is authorized and empowered from time to time in its discretion to make, alter, amend or repeal the By-laws of the Corporation, except as such power may be restricted or limited by the General Corporation Law of the State of Delaware.

          NINTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under

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the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of the creditors and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all creditors or class of creditors, and/or all the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

          TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

          ELEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. No amendment or repeal of this Article Eleventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

          TWELFTH: The Corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons who it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.


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          IN WITNESS WHEREOF, the Corporation has caused this Restated
Certificate of Incorporation to be signed and attested to by its undersigned officers this 15th day of July, 1996.



                                                     /s/ Robin A. Carden
                                                     Name:  Robin A. Carden
                                                     Title: President

Attest:



/s/ Walter R. Menetrey
Name:  Walter R. Menetrey
Title: Secretary



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